Exhibit 99.(a)(5)(Q)

For Immediate Release	Investors	Media
June 27, 2007	Carol Miceli	Maria Cantor
	(617) 768-6602	(617) 768-6690

Genzyme Corporation Moves Closer to Acquiring Bioenvision, Inc.

Request for Preliminary Injunction to Prevent Transaction is Withdrawn

CAMBRIDGE, Mass.— Genzyme Corporation (Nasdaq: GENZ) announced today that a motion for a preliminary injunction to delay its proposed acquisition of Bioenvision, Inc. (Nasdaq:  BIVN) has been withdrawn in the Delaware Court of Chancery.  With this legal challenge no longer at issue, Genzyme expects to acquire a majority ownership stake in Bioenvision early next week.

“We are very pleased with this action and have every expectation that we will soon be in a position to close this transaction,” stated Mark J. Enyedy, president of Genzyme Oncology, a business unit of Genzyme Corporation.  “Many Bioenvision shareholders have already tendered their shares and we look forward to others doing so over the next several days.”

The request for a preliminary injunction against the transaction was voluntarily withdrawn yesterday following further disclosures by Genzyme and Bioenvision.  As a result, the lawsuit no longer seeks to enjoin the completion of the tender offer and Genzyme will be able to purchase Bioenvision shares tendered.  The tender offer is

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Genzyme Corp. Moves Closer to Acquiring Bioenvision; Request for Preliminary Injunction Withdrawn - page 2 scheduled to expire on July 2 and Genzyme expects to acquire a majority ownership position in Bioenvision at that time.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,000 employees in locations spanning the globe and 2006 revenues of $3.2 billion.  Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease, and other areas of unmet medical need.

Important Information Regarding the Tender Offer

Bioenvision investors and security holders are urged to read the disclosure documents filed with the Securities and Exchange Commission (the “SEC”) from time to time, including the tender offer statement filed on June 4, 2007, as amended, regarding the tender offer by Genzyme’s wholly owned subsidiary, Wichita Bio Corporation, for all of the outstanding shares of Bioenvision, Inc. Investors and security holders may obtain a free copy of the disclosure documents and other documents filed by Genzyme or Wichita Bio with the SEC at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by Genzyme or Wichita Bio may be obtained free of charge from Genzyme by directing a request to Sally Curley at (617)768-6140.

Safe Harbor Statement

This press release contains forward-looking statements, including the statements regarding: expectations on the completion of the tender offer, Genzyme’s anticipated ownership stake in Bioenvision at the conclusion of the tender offer, and the outcome of any litigation related to the tender offer. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the possibility that certain closing conditions will not be met; that a majority of Bioenvision stockholders may not tender their shares and that other litigation matters may arise.  We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document and we undertake no obligation to update or revise the statements.

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